Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2024 Results

―Margin Expansion Driven by Favorable Business Mix and Higher Utilization―

―GAAP EPS and Non-GAAP EPS1 Include Tax Benefits of $0.25 Per Share―

―Record Business Development Pipeline of $10.6 Billion at Quarter-End―

―2024 Guidance: Adjusting Revenue Range to Account for Lower Pass-Throughs; Raising EPS Ranges to Reflect Margin Expansion and Tax Benefits―

Third Quarter Highlights:

•
Revenue Increased 3% to $517 Million, Up 6% Excluding Divestitures
•
Net Income Was $33 Million and GAAP EPS Was $1.73, Up 38%
•
Non-GAAP EPS Increased 18% to $2.13
•
EBITDA1 Increased 18% to $58.2 Million; Adjusted EBITDA1 Was $58.5 Million, Up 8%
•
Contract Awards Were $697 Million for a Quarterly Book-to Bill Ratio of 1.35 and a TTM Book-to-Bill Ratio of 1.31

RESTON, Va. — October 31, 2024-- ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the third quarter ended September 30, 2024.

Commenting on the results, John Wasson, chair and chief executive officer, said, “This was another quarter of strong performance for ICF. Total revenues increased 3% year-on-year. Revenues from continuing operations increased 6% from last year’s levels, which includes a considerable impact from lower pass-throughs.

“Our Energy, Environment, Infrastructure and Disaster Recovery client market again was a key contributor to our third quarter results, delivering year-on-year revenue growth of 15.3% and accounting for 45.7% of total third quarter revenues, up from 40.8% in the similar period last year. We experienced continued strong demand from our utility clients for a broad range of ICF’s capabilities, including core energy efficiency programs, grid resilience, electrification, decarbonization and flexible load management, all of which have taken on greater importance given recent increases in projected electricity demand, particularly from the growth in data centers. ICF is a market leader with the unique experience, capabilities and scale to assist utility clients across all these areas with analytics, multidisciplinary solutions and program management.

“Favorable mix and higher utilization were key drivers of third quarter margin expansion. Operating margin increased by 250 basis points year-on-year to 8.9%, and Adjusted EBITDA margin expanded by 50 basis points to 11.3% from 10.8%.

“We ended the third quarter with a record business development pipeline of $10.6 billion, after $697 million in contract awards. Year-to-date contract awards increased 16% from last year’s levels to just over $2.0 billion, of which 63% represented new business wins, indicating how well aligned ICF’s capabilities are with client spending priorities.”

Third Quarter 2024 Results

Third quarter 2024 total revenue was $517.0 million, a 3.1% increase from the $501.5 million reported in the third quarter of 2023, and up 6.0% from last year’s third quarter revenues adjusted for the divestiture of our commercial marketing business lines. Subcontractor and other direct costs were 24.7% of total revenues compared to 27.1% in last year’s third quarter. Operating income was $46.0 million, up 44.3% from $31.9 million last year, and operating margin on revenue expanded to 8.9% from 6.4%. Net income totaled $32.7 million, representing a 37.7% year-on-year increase over the $23.7 million reported in the third quarter of 2023. Diluted EPS was $1.73 per share, up 38.4% from $1.25 reported in the third quarter of 2023, which included $5.2 million, or $0.20 per share, of tax-effected special charges. Third quarter 2024 net income and diluted EPS included incremental tax benefits beyond previous expectations of $0.25 per share. As a result, the company’s effective tax rate was 13.8% in the third quarter.

Non-GAAP EPS increased 17.7% to $2.13 per share, from $1.81 per share reported in the comparable period in 2023. EBITDA was $58.2 million, 18.4% above the $49.2 million reported in the year-ago period. Adjusted EBITDA increased 7.8% to $58.5 million from $54.3 million for the comparable period in 2023.

Backlog and New Business

Total backlog was $3.9 billion at the end of the third quarter of 2024. Funded backlog was $1.9 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2024 third quarter was $696.9 million for a quarterly book-to-bill ratio of 1.35, and trailing twelve-month contract awards totaled $2.0 billion, up 16.0% year-on-year for a book-to-bill ratio of 1.31.

Government Revenue Third Quarter 2024 Highlights

Revenue from government clients was $387.8 million, up 1.1% year-over-year.

•
U.S. federal government revenue was $282.0 million, an increase of 1.0% compared to the $279.3 million reported in the third quarter of 2023, and was impacted by a year-over-year decrease in subcontractor and other direct costs estimated at $10 million in the quarter. Federal government revenue accounted for 54.5% of total revenue, compared to 55.7% of total revenue in the third quarter of 2023.
•
U.S. state and local government revenue increased 3.0% to $78.9 million, from $76.6 million in the year-ago quarter. State and local government clients represented 15.3% of total revenue, unchanged from the third quarter of 2023.

•
International government revenue was $26.9 million, slightly down from the $27.5 million reported in the year-ago quarter. International government revenue represented 5.2% of total revenue, compared to 5.5% in the third quarter of 2023.

Key Government Contracts Awarded in the Third Quarter 2024

Notable government contract awards won in the third quarter of 2024 included:

Health and Social Programs

•
A new task order with a value of $40.2 million with a U.S. federal agency to deliver strategic and digital communications and engagement campaigns to combat human trafficking.
•
A contract modification with a value of $33.2 million with a U.S. federal agency to provide stakeholder engagement support services.
•
A new contract with a value of $14.8 million with the U.S. Centers for Disease Control and Prevention (CDC) to provide support for CDC’s Needle Exchange Utilization Survey (NEXUS) surveillance project.
•
A new subcontract with a value of $11.2 million to provide information resource support services for the U.S. National Institute of Neurological Disorders and Stroke, Office of Neuroscience Communications and Engagement.
•
A new contract with a value of $10.9 million with the U.S. National Institutes of Health to support the National Library of Medicine’s User Services and Collections Division cross-functional initiatives, including advancing GenAI projects and other programming and technical development activities.
•
A new contract with a value of $9.7 million with the U.S. Department of Education to provide capacity-building services to state, regional and local education agencies.

Disaster Management and Mitigation

•
A contract extension with a value of $38.5 million with a U.S. state land agency to provide disaster recovery and mitigation grant management services.
•
A new contract with a value of $10.5 million with the government of a U.S. territory to provide a comprehensive array of services to support compliance with federal and local disaster management regulations related to its hurricane recovery efforts.

IT Modernization

•
A new contract with a value of $69.9 million with the government of a U.S. territory to design, build and implement a new geospatial data management system.
•
A new task order under a blanket purchase agreement with a value of $8.9 million with a U.S. federal agency to provide data center modernization services.

Climate, Energy and Environment

•
A single-award recompete blanket purchase agreement with a ceiling of $75 million with the U.S. Environmental Protection Agency Office of Water to provide environmental, economic, regulatory and evaluation services to the agency’s critical water programs.
•
A recompete blanket purchase agreement with a ceiling of $40.0 million with the U.S. Federal Highway Administration to provide technical, engineering, publications, marketing and professional support services.

Commercial Revenue Third Quarter 2024 Highlights

Commercial revenue was $129.2 million, compared to $118.1 million reported in the third quarter of 2023; up 23.7% compared to revenues of $104.5 million excluding divestitures in 2023.

•
Commercial revenue accounted for 25.0% of total revenue compared to 23.5% of total revenue in the 2023 third quarter.
•
Energy markets revenue, which includes energy efficiency programs, increased 24.6% and represented 86.7% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter of 2024

Notable commercial awards won in the third quarter of 2024 included:

•
A contract modification with a mid-Atlantic U.S. utility to continue to provide program implementation services for its residential energy efficiency portfolio.
•
A contract modification with a multinational energy company to prepare environmental impact statements for the company’s offshore wind projects.
•
A new contract with an international renewable energy company to prepare an environmental impact statement for its offshore wind project.
•
A new contract with a Midwestern U.S. utility to provide program implementation services for its residential energy efficiency program.
•
A new contract with a Midwestern U.S. electric and gas utility to provide program implementation services for its residential energy efficiency program.
•
A new contract with a Midwestern U.S. utility to provide demand-side management programs for both market rate and disadvantaged communities for its residential energy efficiency portfolio.
•
A contract modification with a mid-Atlantic U.S. utility to continue to provide program implementation services for its energy efficiency programs.

Dividend Declaration

On October 31, 2024, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 10, 2025, to shareholders of record on December 6, 2024.

Summary and Outlook

“Continued favorable business mix and utilization metrics, together with the incremental tax benefits of approximately $0.25 per share, have led us to increase the midpoint of our earnings per share guidance for full year 2024 by $0.35. Our revised guidance for GAAP EPS is in the range of $6.05 to $6.15, excluding special charges, and Non-GAAP EPS is expected to range from $7.40 to $7.50, representing year-on-year growth of 14.6% at the midpoint. We have adjusted our full year 2024 revenue guidance range to $2.0 billion to $2.03 billion from $2.03 billion to $2.10 billion to reflect an estimated $50 million reduction in expected pass-throughs. This primarily impacts revenue comparisons for our Health and Social Programs client market with no meaningful impact on margins. Based on our strong cash flow to date, we reaffirm our guidance for full year 2024 operating cash flow of approximately $155 million.

“Our forward-looking metrics support our confidence in continued growth for ICF as we enter 2025. We have a strong multiyear backlog, a record business development pipeline and a consistent track record of new business wins. We are experiencing robust demand from commercial clients for our energy and environment expertise and related implementation and technology capabilities. We have excellent credentials in disaster management, resilience and mitigation work to assist state and local governments with recovery after storms, flooding and wildfires, as well as with their future resilience planning. The large majority of our federal government work is in areas that have bipartisan support, particularly IT modernization, which remains an area of priority spending. And importantly, our people are fully engaged in achieving the objectives and missions of our clients, which underpins our confidence in ICF’s future growth potential,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$516,998	$501,519	$1,523,463	$1,484,886
Direct costs	325,047	323,504	964,911	961,473
Operating costs and expenses:
Indirect and selling expenses	132,816	131,553	389,001	381,808
Depreciation and amortization	4,820	5,917	15,303	19,052
Amortization of intangible assets	8,291	8,644	24,873	27,154
Total operating costs and expenses	145,927	146,114	429,177	428,014
Operating income	46,024	31,901	129,375	95,399
Interest, net	(7,195)	(10,557)	(23,136)	(30,146)
Other (expense) income	(899)	2,736	767	1,501
Income before income taxes	37,930	24,080	107,006	66,754
Provision for income taxes	5,251	340	21,399	6,304
Net income	$32,679	$23,740	$85,607	$60,450

Earnings per Share:
Basic	$1.74	$1.26	$4.57	$3.22
Diluted	$1.73	$1.25	$4.53	$3.19

Weighted-average Shares:
Basic	18,760	18,815	18,752	18,795
Diluted	18,910	18,974	18,915	18,958

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive loss, net of tax	(951)	(4,053)	(610)	(2,236)
Comprehensive income, net of tax	$31,728	$19,687	$84,997	$58,214

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Reconciliation of Revenue, Adjusted for Impact of Exited Business
Revenue	$516,998	$501,519	$1,523,463	$1,484,886
Less: Revenue from exited business (3)	—	(13,565)	—	(59,713)
Total Revenue, Adjusted for Impact of Exited Business	$516,998	$487,954	$1,523,463	$1,425,173

Reconciliation of EBITDA and Adjusted EBITDA (4)
Net income	$32,679	$23,740	$85,607	$60,450
Interest, net	7,195	10,557	23,136	30,146
Provision for income taxes	5,251	340	21,399	6,304
Depreciation and amortization	13,111	14,561	40,176	46,206
EBITDA	58,236	49,198	170,318	143,106
Impairment of long-lived assets (5)	—	2,912	—	3,806
Acquisition and divestiture-related expenses (6)	139	1,779	205	4,685
Severance and other costs related to staff realignment (7)	449	595	1,184	4,455
Charges for facility consolidations and office closures (8)	—	2,220	—	2,579
Pre-tax gain from divestiture of a business (9)	(298)	(2,425)	(2,013)	(2,425)
Total Adjustments	290	5,081	(624)	13,100
Adjusted EBITDA	$58,526	$54,279	$169,694	$156,206

Net Income Margin Percent on Revenue (10)	6.3%	4.7%	5.6%	4.1%
EBITDA Margin Percent on Revenue (11)	11.3%	9.8%	11.2%	9.6%
Adjusted EBITDA Margin Percent on Revenue (11)	11.3%	10.8%	11.1%	10.5%

Reconciliation of Non-GAAP Diluted EPS (4)
U.S. GAAP Diluted EPS	$1.73	$1.25	$4.53	$3.19
Impairment of long-lived assets	—	0.15	—	0.20
Acquisition and divestiture-related expenses	0.01	0.09	0.01	0.25
Severance and other costs related to staff realignment	0.02	0.03	0.06	0.23
Expenses related to facility consolidations and office closures (12)	—	0.12	0.04	0.14
Pre-tax gain from divestiture of a business	(0.02)	(0.13)	(0.11)	(0.13)
Amortization of intangibles	0.44	0.46	1.31	1.43
Income tax effects of the adjustments (13)	(0.05)	(0.16)	(0.26)	(0.50)
Non-GAAP Diluted EPS	$2.13	$1.81	$5.58	$4.81

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Revenue from the exited U.K. commercial marketing business (June 30, 2023), U.S. commercial marketing business (September 11, 2023), and Canadian mobile text aggregation business (November 1, 2023). Subcontractor and other direct costs from the exited business are approximately 15.0% and 31.1% of revenue of the exited business for the three and nine months ended September 30, 2023, respectively.

(4) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(5) Represents impairment charges recorded in the first and third quarters of 2023 of $0.9 million and $2.9 million, respectively, of an intangible asset associated with the exit of our commercial marketing business in the U.K. and operating lease right-of-use assets.

(6) These are primarily third-party costs related to acquisitions and potential acquisitions, integration of acquisitions, and separation of discontinued businesses or divestitures.

(7) These costs are mainly due to involuntary employee termination benefits for our officers, and employees who have been notified that they will be terminated as part of a business reorganization or exit.

(8) These are exit costs associated with terminated leases or full office closures that we either (i) will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, or (ii) paid upon termination and ceasing to use the leased facilities.

(9) Pre-tax gain related to the 2023 divestiture of our U.S. commercial marketing business which include contingent gains realized in the first and the third quarter of 2024.

(10) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(11) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the non-GAAP measure by the corresponding revenue.

(12) These are exit costs related to actual office closures (previously included in Adjusted EBITDA) and accelerated depreciation related to fixed assets for planned office closures.

(13) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 13.8% and 21.7% for the three months ended September 30, 2024 and 2023, respectively, and 20.0% and 23.5% for the nine months ended September 30, 2024 and 2023, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$6,911	$6,361
Restricted cash	724	3,088
Contract receivables, net	212,412	205,484
Contract assets	237,742	201,832
Prepaid expenses and other assets	24,785	28,055
Income tax receivable	10,541	2,337
Total Current Assets	493,115	447,157
Property and Equipment, net	71,299	75,948
Other Assets:
Goodwill	1,221,437	1,219,476
Other intangible assets, net	70,030	94,904
Operating lease - right-of-use assets	122,543	132,807
Other assets	49,754	41,480
Total Assets	$2,028,178	$2,011,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$13,750	$26,000
Accounts payable	121,093	134,503
Contract liabilities	17,176	21,997
Operating lease liabilities	21,204	20,409
Finance lease liabilities	2,590	2,522
Accrued salaries and benefits	91,103	88,021
Accrued subcontractors and other direct costs	55,600	45,645
Accrued expenses and other current liabilities	85,274	79,129
Total Current Liabilities	407,790	418,226
Long-term Liabilities:
Long-term debt	405,396	404,407
Operating lease liabilities - non-current	160,926	175,460
Finance lease liabilities - non-current	11,922	13,874
Deferred income taxes	5,982	26,175
Other long-term liabilities	59,845	56,045
Total Liabilities	1,051,861	1,094,187

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,138,735 and 23,982,132 shares issued at September 30, 2024 and December 31, 2023, respectively; 18,762,710 and 18,845,521 shares outstanding at September 30, 2024 and December 31, 2023, respectively	24	24
Additional paid-in capital	436,671	421,502
Retained earnings	852,835	775,099
Treasury stock, 5,376,025 and 5,136,611 shares at September 30, 2024 and December 31, 2023, respectively	(300,718)	(267,155)
Accumulated other comprehensive loss	(12,495)	(11,885)
Total Stockholders’ Equity	976,317	917,585
Total Liabilities and Stockholders’ Equity	$2,028,178	$2,011,772

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income	$85,607	$60,450
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3,176	691
Deferred income taxes and unrecognized income tax benefits	(16,957)	(3,533)
Non-cash equity compensation	12,494	10,134
Depreciation and amortization	40,177	46,207
Gain on divestiture of a business	(2,009)	(4,302)
Other operating adjustments, net	2,206	2,563
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(40,155)	(52,010)
Contract receivables	(9,634)	12,087
Prepaid expenses and other assets	(434)	11,893
Operating lease assets and liabilities, net	(3,065)	3,897
Accounts payable	(13,402)	(13,333)
Accrued salaries and benefits	2,889	(8,521)
Accrued subcontractors and other direct costs	9,660	(3,353)
Accrued expenses and other current liabilities	16,979	(18,727)
Income tax receivable and payable	(9,574)	450
Other liabilities	(1,774)	959
Net Cash Provided by Operating Activities	76,184	45,552

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(15,559)	(17,876)
Payments for business acquisitions, net of cash acquired	—	(32,664)
Proceeds from divestiture of a business	1,985	47,151
Net Cash Used in Investing Activities	(13,574)	(3,389)

Cash Flows from Financing Activities
Advances from working capital facilities	917,953	972,266
Payments on working capital facilities	(930,043)	(995,244)
Proceeds from other short-term borrowings	43,735	25,394
Repayments of other short-term borrowings	(53,280)	(18,845)
Receipt of restricted contract funds	1,275	6,412
Payment of restricted contract funds	(3,586)	(7,042)
Dividends paid	(7,880)	(7,903)
Net payments for stock issuances and share repurchases	(30,995)	(20,601)
Other financing, net	(1,777)	(1,501)
Net Cash Used in Financing Activities	(64,598)	(47,064)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	174	(213)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(1,814)	(5,114)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	9,449	12,968
Cash, Cash Equivalents, and Restricted Cash, End of Period	$7,635	$7,854

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$24,388	$29,173
Income taxes	$50,382	$12,604

ICF International, Inc. and Subsidiaries

Supplemental Schedule (14)

Revenue by client markets	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Energy, environment, infrastructure, and disaster recovery	46%	41%	46%	40%
Health and social programs	38%	42%	38%	42%
Security and other civilian & commercial	16%	17%	16%	18%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
U.S. federal government	55%	56%	55%	55%
U.S. state and local government	15%	15%	16%	16%
International government	5%	5%	5%	5%
Total Government	75%	76%	76%	76%
Commercial	25%	24%	24%	24%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Time-and-materials	43%	41%	42%	41%
Fixed-price	46%	45%	46%	45%
Cost-based	11%	14%	12%	14%
Total	100%	100%	100%	100%

(14) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.